Mueller Industries, Inc. Reports First Quarter 2018 Earnings

MEMPHIS, Tenn., April 24, 2018 -- Mueller Industries, Inc. (NYSE: MLI) announced today operating income of $47.4 million for the first quarter of 2018, compared with $45.6 million in the same quarter last year. On an adjusted basis, excluding non-cash impairment charges, operating income was up 11.7 percent over 2017, $50.9 million versus $45.6 million respectively.
Net income for the period was $24.1 million, or 42 cents per diluted share, on $640.1 million in net sales, compared with net income of $30.0 million, or 52 cents per diluted share, on $577.9 million in net sales for the same quarter of 2017.
Financial and Operating Highlights for the first quarter of 2018:

•	EPS was affected by:

•	A $3.5 million pre-tax asset impairment charge.

•	$5.3 million in net losses from our investment in Tecumseh Products Co. This includes a $2.4 million charge recorded to increase reserves for certain legal contingencies.

•	$3.2 million in additional interest expense over the same period in 2017 due to the issuance of debentures in March of 2017.

•	Net sales were impacted by:

•	Higher selling prices, as a result of higher copper prices, the average price of copper was 18.5 percent (49 cents per pound) higher compared with the same period of 2017.

•	A 6.4 percent increase in overall unit volume in the Company’s U.S. copper and brass businesses as our mills are beginning to operate more effectively.

•	The absence of $26.0 million of net sales recorded in the first quarter of 2017 by MXR, a business the Company exited in June 2017.

•	On March 31, 2018, the Company acquired Die-Mold Tool Limited, a manufacturer of plastic PEX fittings and plastic injection tooling, for approximately $12.5 million.

•	The Company repurchased 250 thousand shares of its common stock at a cost of approximately $6.6 million.

•	The effective tax rate of 17.6 percent reflects the impact of the new tax law and a $3.9 million benefit related to our investment in Tecumseh.

•	At quarter end, the Company had $91.6 million of cash, a current ratio of 3.6 to 1, and debt to total capitalization of 46.9 percent.

Our outlook remains consistent with our most recent annual report.  Greg Christopher, Mueller CEO, adds, “Our first quarter results were largely achieved because of improvement in our U.S. Brass Rod and Copper Tube mills, as the benefits of overcoming the operational challenges that plagued us in 2017 are realized.  We are also pleased to complete the acquisition of Die-Mold. Their current capabilities and products will complement our PEX pipe manufacturing platform, as well as strengthen our bench in the pressure plastics arena.
"Tecumseh continues to be on a path of correction but heavy lifting remains to execute our restructuring plan.  We will continue to monitor and review all alternatives.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Memphis, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 31, 2018	April 1, 2017

Net sales	$640,060	$577,920

Cost of goods sold	545,670	488,427
Depreciation and amortization	9,456	8,355
Selling, general, and administrative expense	34,057	35,574
Asset impairment	3,469	—

Operating income	47,408	45,564

Interest expense	(5,909)	(2,531)
Other income, net	560	594

Income before income taxes	42,059	43,627

Income tax expense	(7,395)	(11,929)
Loss from unconsolidated affiliates, net of tax	(10,320)	(1,243)

Consolidated net income	24,344	30,455

Net income attributable to noncontrolling interests	(216)	(468)

Net income attributable to Mueller Industries, Inc.	$24,128	$29,987

Weighted average shares for basic earnings per share	56,900	56,780
Effect of dilutive stock-based awards	517	658

Adjusted weighted average shares for diluted earnings per share	57,417	57,438

Basic earnings per share	$0.42	$0.53

Diluted earnings per share	$0.42	$0.52

Dividends per share	$0.100	$8.100

Summary Segment Data:

Net sales:
Piping Systems Segment	$430,964	$398,775
Industrial Metals Segment	177,332	149,837
Climate Segment	36,063	34,279
Elimination of intersegment sales	(4,299)	(4,971)

Net sales	$640,060	$577,920

Operating income:
Piping Systems Segment	$32,949	$30,590
Industrial Metals Segment	22,633	20,347
Climate Segment	5,547	5,610
Unallocated expenses	(13,721)	(10,983)

Operating income	$47,408	$45,564

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 31, 2018	December 30, 2017
ASSETS
Cash and cash equivalents	$91,573	$120,269
Accounts receivable, net	321,756	244,795
Inventories	329,231	327,901
Other current assets	20,267	46,150

Total current assets	762,827	739,115

Property, plant, and equipment, net	300,074	304,321
Other assets	273,943	276,737

	$1,336,844	$1,320,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$9,087	$16,480
Accounts payable	115,425	102,503
Other current liabilities	88,812	123,269

Total current liabilities	213,324	242,252

Long-term debt	478,778	448,592
Pension and postretirement liabilities	28,149	28,713
Environmental reserves	23,091	23,699
Deferred income taxes	18,807	19,403
Other noncurrent liabilities	21,630	21,486

Total liabilities	783,779	784,145

Total Mueller Industries, Inc. stockholders’ equity	538,755	522,111
Noncontrolling interests	14,310	13,917

Total equity	553,065	536,028

	$1,336,844	$1,320,173

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 31, 2018	April 1, 2017

Cash flows from operating activities
Consolidated net income	$24,344	$30,455
Reconciliation of consolidated net income to net cash used in operating activities:
Depreciation and amortization	9,536	8,419
Stock-based compensation expense	1,912	1,736
Loss from unconsolidated affiliates	10,320	1,243
Gain on disposals of properties	(676)	(16)
Gain on sales of securities	—	(254)
Impairment charge	3,469	—
Deferred income taxes	(940)	(80)
Changes in assets and liabilities:
Receivables	(72,843)	(53,756)
Inventories	3,504	(6,991)
Other assets	20,967	1,205
Current liabilities	(23,898)	8,215
Other liabilities	(1,845)	(668)
Other, net	(365)	(930)

Net cash used in operating activities	(26,515)	(11,422)

Cash flows from investing activities
Capital expenditures	(5,517)	(7,345)
Acquisition of businesses, net of cash acquired	(12,466)	—
Investment in unconsolidated affiliates	(609)	—
Proceeds from sales of properties	708	192
Proceeds from sales of securities	—	1,444

Net cash used in investing activities	(17,884)	(5,709)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(5,679)	(179,848)
Repurchase of common stock	(6,575)	—
Issuance of long-term debt	41,754	—
Repayments of long-term debt	(15,903)	(306)
Repayment of debt by consolidated joint ventures, net	(3,342)	(7,367)
Net cash received (used) to settle stock-based awards	50	(870)

Net cash provided by (used in) financing activities	10,305	(188,391)

Effect of exchange rate changes on cash	1,289	2,499

Decrease in cash, cash equivalents, and restricted cash	(32,805)	(203,023)
Cash, cash equivalents, and restricted cash at the beginning of the period	126,563	360,469

Cash, cash equivalents, and restricted cash at the end of the period	$93,758	$157,446